Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We, KPMG LLP, consent to the use of our reports, each dated February 13, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F.
We, KPMG LLP, also consent to the incorporation by reference of such reports in:
- Registration Statements No. 333-5916, No. 333-8470, No. 333-9130, No. 333-151736, No. 333-184074 and No. 333-227114 on Form S-8 of TransCanada Corporation;
- Registration Statements No. 33-13564 and No. 333-6132 on Form F-3 of TransCanada Corporation;
- Registration Statements No. 333-151781, No. 333-161929, No. 333-208585, No. 333-214971, No. 333-218711, No. 333-225941 and No. 333-228848 on Form F-10 of TransCanada Corporation; and,
- Registration Statement No. 333-221898 on Form F-10 of TransCanada PipeLines Limited.

/s/ KPMG LLP
Chartered Professional Accountants
February 14, 2019
Calgary, Canada